Exhibit 99.1

Advanced Vision Research, Inc.

Consolidated Financial Statements
Year Ended December 31, 2010

The report accompanying these financial statements was issued by
BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of
BDO International Limited, a UK company limited by guarantee.

Advanced Vision Research, Inc.

Contents

Tel: 617-422-0700 Fax: 617-422-0909 www.bdo.com	100 High Street, Suite 900 Boston, MA 02110-1745

Independent Auditors’ Report

To the Board of Directors and Stockholders of
Advanced Vision Research, Inc.
Woburn, Massachusetts

We have audited the accompanying consolidated balance sheet of Advanced Vision Research, Inc. (the “Company”) as of December 31, 2010, and the related consolidated statements of operations and retained earnings, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Vision Research, Inc. at December 31, 2010, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

May 2, 2011 (except with respect to the
matter discussed in Note 1 as to which
the date is May 3, 2011)

Advanced Vision Research, Inc.

Balance Sheet

December 31, 2010

Current Assets:
Cash	$92,136
Accounts receivable, net of allowance of $56,000	2,915,792
Inventories, net	3,838,125
Prepaid expenses	519,712
Assets of discontinued operations	9,456
Total Current Assets	7,375,221

Property and Equipment, net	293,289

Other Assets:
Security deposit	48,100
Amortizable intangible assets	64,671
Deferred tax asset	70,869
Total Other Assets	183,640

Total Assets	$7,852,150

Liabilities and Stockholders’ Equity

Current Liabilities:
Line of credit	$2,613,597
Accounts payable	2,745,414
Accrued expenses	908,720
Advance from an officer/stockholder	227,080
Allowance for returns and promotions	948,908
Accrued income taxes	2,208
Total Current Liabilities	7,445,927

Deferred Rent	118,594

Commitments and Contingencies (Note 7)

Stockholders' Equity:
Class A voting stock, par value $1.00; 150,000 shares authorized, 100 shares issued and outstanding	100
Class B non-voting stock, par value $1.00; 150,000 shares authorized, 100 shares issued and outstanding	100
Additional paid-in capital	800
Retained earnings	286,629
Total Stockholders' Equity	287,629

Total Liabilities and Stockholders' Equity	$7,852,150

See accompanying notes to consolidated financial statements.

Advanced Vision Research, Inc.

Statement of Operations and Retained Earnings

Year Ended December 31, 2010

Revenues:
Net product revenue (Note 2)	$19,888,103
Royalty revenue	106,000

Total Revenue	19,994,103

Cost of Product Revenue	12,596,642

Gross Profit	7,397,461

Selling, General and Administrative	8,401,217

Loss From Continuing Operations	(1,003,756)

Other Income (Expense):
Other income (expense)	1,270
Interest expense	(62,346)
Interest expense, related party	(11,292)

Total Other Income (Expense)	(72,368)

Loss From Continuing Operations Before Income Tax Expense	(1,076,124)

Income Tax Benefit	(19,890)

Loss From Continuing Operations	(1,056,234)

Loss From Operations of Discontinued Rx Division, net of tax benefit	(174,082)

Net Loss	(1,230,316)

Beginning Retained Earnings	2,023,682

Distributions	(506,737)

Ending Retained Earnings	$286,629

See accompanying notes to consolidated financial statements.

Advanced Vision Research, Inc.

Statement of Cash Flows

Year Ended December 31, 2010

Cash Flow From Operating Activities
Net loss from continuing operations	$(1,056,234)
Net loss from discontinued operation	(174,082)
Adjustments to reconcile net (loss) income to net cash provided by discontinued operations:	9,438
Adjustments to reconcile loss to net cash provided by operating activities
Depreciation	88,778
Amortization	18,700
Recovery of bad debts	(8,046)
Deferred taxes	(32,240)
Reserve for returns	88,004
Changes in operating assets and liabilities:
Accounts receivable, net	16,394
Life insurance receivable	1,015,251
Inventory	710,655
Prepaid expenses	(223,151)
Prepaid taxes	1,744
Security deposit	22,500
Accounts payable and accrued expenses	293,371
Deferred rent	(25,874)
Accrued tax	2,208

Net cash provided by operating activities	747,416

Cash Flows From Investing Activities
Acquisition of property and equipment	(182,614)

Net cash used in investing activities	(182,614)

Cash Flows From Financing Activities
Change in line of credit	(114,674)
Principal repayment of loan payable	(67,920)
Distributions	(506,737)

Net cash used in financing activities	(689,331)

Net Decrease in Cash	(124,529)

Cash, beginning of year	216,665

Cash, ending of year	$92,136

See accompanying notes to consolidated financial statements.

Advanced Vision Research, Inc.

Notes to Consolidated Financial Statements

1.           Nature of Business

Advanced Vision Research, Inc. and subsidiary (the “Company” or “AVR”) headquartered in Woburn, Massachusetts, is an over-the-counter (“OTC”) branded, consumer packaged goods (“CPG”) company that develops and markets science-driven eye care products under the TheraTears® and MacuTrition® brand names. Specifically, TheraTears® products were developed to address the underlying causes of dry eye. These products include drops for dry eye, nutritional supplements for eye comfort, and an effective eyelid cleanser. MacuTrition® is an AREDS-2 class nutritional supplement providing benefits for people at risk for macular degeneration and diabetic retinopathy. The Company markets eight products in the United States (“U.S.”) through retailers such as Wal-Mart, CVS, Walgreens, Duane Reade, Rite Aid, Target and other nationally known retailers, as well as through institutional vendors and the Company’s online store. The Company’s products are also sold internationally.

The Company initiated a plan to sell its Nutridox product line (“Nutridox”) during 2009.  Nutridox began to be developed during 2007 and had its initial sales in 2008.  During 2008 and 2009, the Company realized that Nutridox was not viable and therefore initiated a plan to sell it in October of 2009.  To date the efforts to sell have not been successful.  While management continues to be willing to sell, they have also begun steps to minimize the cash impact of these operations on the overall operations of the Company.  As a result of this plan the Company has presented the operations of Nutridox as discontinued operations in the accompanying consolidated financial statements (see Note 13).

In June 2010, the Company formed a subsidiary, Advanced Vision Pharmaceuticals, LLC (“AVP”).  In connection with its formation the Company transferred all assets and rights related to its prescription business to that subsidiary.  In addition, an executive of AVP was granted a restricted 2.5% interest in AVP at the same time. The value of this interest was determined by management to be immaterial.

The Company is subject to a number of risks inherent to companies in a similar stage of development.  These risks include, but are not limited to, significant competition, dependence on key individuals, limited financial resources, and failure to effectively manage changes in its business environment.

On April 1, 2011 the shareholders of the Company entered into a letter of intent to sell all its stock to Akorn, Inc. for approximately $26,000,000 in cash.  The letter of intent was subject to customary closing requirements.  The transaction closed on May 3, 2011.

2.           Summary of Significant Accounting Policies

Accounting Standards References

In July 2009, the Financial Accounting Standards Board (“FASB”) completed a revision of non-governmental U.S. generally accepted accounting principles (“GAAP”) into a single authoritative source and issued a codification of accounting rules and references.  Authoritative standards included in the codification are designated by their Accounting Standards Codification (“ASC”) topical reference, and revised standards are designated as Accounting Standard Updates (“ASU”), with a year and assigned sequence number.  The codification effort, while not creating or changing accounting rules, changed how users would cite accounting regulations.  Citations in consolidated financial statements must identify the sections within the new codification.  The Company is complying with the new codification standards.

Advanced Vision Research, Inc.

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.  Significant estimates made by management include; sales returns and allowances, coupon reserve and inventory obsolescence.  Actual results could differ from those estimates.

Cash

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.  The Company did not have balances in excess of federally insured limits as of December 31, 2010.

Accounts Receivable

The Company carries its accounts receivable at fair value less an allowance for doubtful accounts and cash discounts.  On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, when deemed necessary, based on historic write-offs and collections and current credit conditions. Accounts receivable is net of an allowance at December 31, 2010 of $56,000.

Inventories

Inventories are stated at the lower of cost or market and include the cost of materials, labor and manufacturing overhead. Cost is determined using the first-in, first-out (FIFO) method (average basis). The Company makes adjustments to reduce the cost of inventory to its net realizable value, if required, for estimated excess and obsolete inventories. Inventories at December 31, 2010 consisted mainly of finished goods.

The Company establishes inventory reserves when conditions exist that suggest that inventory may be in excess of anticipated demand, or has a remaining shelf life too short to be commercially viable based on projected sales activity. The Company regularly evaluates the ability to realize the value of inventory based on a combination of factors, including historical usage rates, forecasted sales or usage, and product expiration dates. Assumptions used in determining management’s estimates of future product demand may prove to be incorrect; in which case the provision required for excess and obsolete inventory would have to be adjusted in the future. Although the Company performs a detailed review of its forecasts of future product demand, any significant unanticipated changes in demand could have a significant impact on the value of the Company’s inventory and reported operating results.  The Company has reserves for inventory of approximately $1,131,000 at December 31, 2010.

Advanced Vision Research, Inc.

Notes to Consolidated Financial Statements

The Company purchases substantially all of its products from a small number of suppliers.  Unexpected disruption of these sources of supply could have an adverse effect on the business in the short-term depending upon the related inventory position and on the shipping requirements at that time.  However, the Company believes that alternative suppliers for its products are available and could be utilized within several months.

Property and Equipment

Property and equipment are stated at historical cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Expenditures for maintenance and repairs are charged to expense as incurred.  Leasehold improvements are amortized over the lesser of their estimated useful life or the life of the lease.

The major classes and estimated useful lives of property and equipment are as follows:

	2010	Estimated Useful Lives

Furniture and fixtures	$390,903	3 - 7 years
Office and computer equipment	361,015	3 - 5 years
Tools and equipment	165,000	3 – 5 years
Store and warehouse equipment	34,245	5 - 10 years
Leasehold improvements	33,453	5 - 40 years
Motor vehicles	46,734	5 years

Gross property and equipment	1,031,350

Less: accumulated depreciation	738,061

Property and equipment, net	$293,289

Depreciation expense was $88,778 for the year ended December 31, 2010.

Included in office and computer equipment is approximately $165,000 of assets that are not in use at December 31, 2010 but are anticipated being put to use in a future period.

Intangible Assets

In 2004, the Company acquired certain technologies used in the production of their Sterilid product for $187,000.  The intellectual property is being amortized over 10 years which represents its economic useful life.  Intangible asset is net of accumulated amortization of approximately $122,000 as of December 31, 2010.

Advanced Vision Research, Inc.

Notes to Consolidated Financial Statements

Future amortization expense is as follows:

Years ending December 31,	Amount

2011	$18,700
2012	18,700
2013	18,700
2014	8,571

Total	$64,671

Impairment of Long-Lived Assets

Long-lived assets include property and equipment and amortizable intangible assets. The carrying values of long-lived assets are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be recoverable. An asset impairment is recognized when the carrying value of the asset is not recoverable based on the undiscounted estimated cash flows to be generated by the assets.  There were no asset impairments recorded in the year ended December 31, 2010.

Revenue Recognition

Revenues are generated from the sale of goods primarily to distributors and retailers.  Sales to end users have not been material. Revenue from sales of products is recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the sale price is fixed or determinable, and (4) collection of the related receivable is reasonably assured. The Company recognizes revenue from product sales when goods are delivered and/or when title and risk of loss pass to the customer.

Allowances, which are recorded as a reduction to gross invoices and results in net revenue include cash discounts, in-store customer allowances, cooperative advertising, allowances, coupons and customer returns, which are all accounted for in accordance with ASC 605-15 (formerly Statement of Financial Accounting Standards No. 48), “Revenue Recognition When right of Return Exists” and ASC 815-30 (formerly Emerging Issues Task Force Issue No. 01-09), “Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor’s Products”, are provided for at the time the revenue is recognized.  The estimated redemption value of consumer coupons is recorded at the time the coupons are issued. Estimates of allowances are generally based on estimates of the quantity of customer sales, timing of promotional activities and forecasted costs for activities within the promotional programs, the amount of inventory in the channel and historical return rates. The estimates also take into account current trends in the retail industry and individual customer and product experience. Settlement of these liabilities sometimes occurs in periods subsequent to the date of the promotion activity. Unsettled amounts as of December 31, 2010 are recorded as allowance for returns and promotions in the accompanying balance sheet.

Advanced Vision Research, Inc.

Notes to Consolidated Financial Statements

A summary of Gross Invoices and the related reductions which result in net revenue for the years ended December 31, 2010 is as follows:

Year Ended December 31, 2010

Gross Invoices	$24,239,119
Less: Returns & Allowances	1,192,313
Less: Advertising & Promotional	1,981,855
Less: Coupons	1,176,848

Net Revenue	$19,888,103

Shipping and Handling Charges

Shipping and handling charges related to sales transactions are recorded as revenue when billed to customers in accordance with FASB ASC 605.  Shipping and handling charges included in revenue were immaterial in 2010. Shipping and handling costs of approximately $617,000 are included in cost of sales for the year ended December 31, 2010.

Research and Development

Research and development costs are expensed as incurred.  These expenses include materials and charges which are directly attributable to research activities.  Research and development expense for the year ended December 31, 2010 was approximately $354,000 and are included in selling, general and administrative expense.

Advertising and Promotional

The Company has non-direct response advertising costs which are expensed as incurred.  Advertising expense for the year ended December 31, 2010 was approximately $3,590,000.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss).  Other comprehensive income (loss) includes gains and losses that are recorded as an element of stockholders’ equity but are excluded from net income (loss).  The Company does not have any items of other comprehensive income or loss.

Income Taxes

The Company, with consent of its stockholder, has elected under the Internal Revenue Code and the laws of the Commonwealth of Massachusetts to be a Corporate trust (AVR Business Trust) with a (Subchapter S) corporation (Advanced Vision Research, Inc.).  In lieu of corporate income taxes, the stockholders of a corporate trust and a sub S corporation are taxed on their proportionate share of the Company's taxable income.  Therefore, no provision or liability for federal income taxes has been included in the consolidated financial statements.  There have been provisions for state income taxes in the consolidated financial statements for the Company's corporate trust and S corporation taxes in accordance with FASB ASC 740, Income Taxes.  Under FASB ASC 740, the liability method is used in accounting for income taxes.

Advanced Vision Research, Inc.

Notes to Consolidated Financial Statements

Deferred tax assets and liabilities are recorded for entity level taxes based on differences between the financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates in effect when the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

During 2006, the Financial Accounting Standards Board issued ASC 740-10, “Accounting for Uncertainty in Income Taxes”; an Interpretation of ASC 740.  ASC 740-10 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on various related matters such as derecognition, interest and penalties, and disclosure. The Company adopted ASC 740-10 on January 1, 2009.

As a result of adopting ASC 740-10, it was determined that no material cumulative effect adjustment was necessary to the opening balance of retained earnings as of January 1, 2009. In general the previous three years’ tax returns remain subject to federal and state examination.  The Company has reported no accrued interest or penalties related to uncertain tax positions as of December 31, 2010.  Any future interest or penalties will be classified as a component of its provision for income taxes.

Concentration of Credit Risk and Off-Balance Sheet Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, and accounts receivable. The carrying value generally represents fair value due to the short term nature of these investments. The Company places its cash in what management believes to be highly rated financial institutions and, consequently, such funds are subject to minimal credit risk. The Company has not experienced significant credit losses in such accounts and does not believe it is exposed to any significant credit risk on these funds. The Company provides credit in the normal course of business and generally does not require collateral from customers. The Company performs ongoing evaluations of its customers’ financial condition. The Company has no significant off-balance sheet risks such as foreign exchange contracts, option contracts, or other foreign hedging arrangements.

The following table summarizes the number of customers that individually account for greater than 10% of net accounts receivable and their aggregate percentage of the Company’s net accounts receivable. The table also summarizes the number of customers that individually account for greater than 10% of gross revenues, and their percentage of the Company’s gross revenues.

	Revenues	Accounts Receivable
December 31,	2010	2010

Customer A	36%	27%
Customer B	15%	19%
Customer C	13%	9%

Advanced Vision Research, Inc.

Notes to Consolidated Financial Statements

Fair Value Measurements

On January 1, 2008, the Company adopted the provisions FASB ASC 820, Fair Value Measurement and Disclosures, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. FASB ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

On January 1, 2009, the Company began applying the provisions of FASB ASC 820 to fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a nonrecurring basis. See Note 11 for the Company’s disclosure.

Subsequent Events

The Company evaluated all events or transactions that occurred after December 31, 2010 through May 2, 2011, originally the date these consolidated financial statements were available to be issued.  During this period, the Company did not have any material recognizable subsequent events that would have an impact on these consolidated financial statements.

4.           Stock Appreciation Plan

The Company has a stock appreciation plan with one of its executives.  This plan provides for payment of $2 million or 7% of the value of the Company in certain circumstances so long as the executive has not left the employ of the Company voluntarily or been terminated for cause.  Payment of 7% of the value of the Company will be paid to the executive upon the sale of 10% or more of the Company by the sole stockholder.  In case of death of the executive a payment of $2 million will be made to the executive’s estate.  Upon an initial public offering the executive will receive stock with a value equal to 7% of the Company.  The Company has purchased a $2 million life insurance policy to fund the obligation upon the death of this executive. The Company has not recorded any expense related to this agreement as all amounts due are contingent on future events.

5.           Line of Credit

The Company has a line of credit with a bank which expires in July 2011.  Borrowings under the line of credit cannot exceed $3,000,000.  The line of credit agreement also contains certain restrictive covenants including limitations on the amount of distributions to stockholder, the repurchase of outstanding stock and the merger or consolidation with any other entity.  The Company was in compliance with all covenants as of December 31, 2010 and 2009.  The line of credit bears interest at a rate of LIBOR (1% as of December 31, 2009) plus 2%, annually.  Amounts outstanding under the line are collateralized by substantially all the assets of the Company.  At the beginning of 2011, the bank increased the line of credit to $3,500,000.

Advanced Vision Research, Inc.

Notes to Consolidated Financial Statements

6.           Advance From an Officer/Stockholder

During 2009, an officer/stockholder advanced the Company $295,000 which has been subsequently reduced by principal payments to a balance of approximately $227,000 as of December 31, 2010.  The shareholder funded this advance by borrowing funds from a bank.  There are no legal terms for this agreement.  The Company has been paying the interest which the shareholder is charged (5% as of December 31, 2010). Interest expense during 2009 was approximately $11,000 and is classified as interest expense, related party in the accompanying statement of operations. The date of repayment of this advance is unknown and therefore it has been classified as a current liability in the accompanying balance sheet.

7.           Commitments and Contingencies

Litigation

From time to time, the Company is a party to various lawsuits and administrative proceedings that are handled in the ordinary course of business.  In the opinion of management, these suits and claims would not result in final judgments or settlements that, in the aggregate, would have a material adverse effect on the Company’s financial condition or results of operations.

On August 30, 2010 the Company settled a claim with a plaintiff which resulted in the Company being obligated to pay $115,000 in a settlement of all their claims. This settlement was recorded in selling, general and administrative expense.

Operating Leases

The Company leases office space under a ten year lease agreement starting June 2005 through 2015.  The lease calls for monthly base rental charges with yearly incremental increases until year six where it is adjusted to market rent, but no less than $28.00 per square foot. Monthly rent also includes additional rent, which includes operating cost, taxes and other sums. The lease may be terminated as of the end of the 7th lease year by giving written notice no later than the end of the 6th month of the lease year and a fee of $140,000 would be payable as compensation for the termination.

The lease calls for an initial deposit of $135,000, with $22,500 being refunded annually beginning in the second lease year.  This deposit has been recorded in other long term assets in the accompanying balance sheets.

Advanced Vision Research, Inc.

Notes to Consolidated Financial Statements

At December 31, 2010, future minimum commitments due under operating leases, unless terminated as noted above, are as follows:

Years ending December 31,	Amount

2011	$322,000
2012	322,000
2013	322,000
2014	322,000
2015	188,000

Total	$1,476,000

Rent expense is recognized on a straight-line basis over the term of the lease based upon the minimum lease payments, and any difference between recognized expense and actual rent expense has been recorded as deferred rent expense. Rent expense for the year ended December 31, 2010 was approximately $296,000.

Royalty Agreements

The Company has a royalty agreement with CIBA Vision Ophthalmics beginning on July 29, 1996 and expiring when the last patent expires in March 2014, for a non-exclusive license to the patent rights and to practice Know-How in the Territory (United States and Canada) in order to manufacture, market, sell and distribute the product.  The product referenced in the agreement is the Company's Multidose, 1 oz. bottle and contact lens products.  At the end of the agreement period, the Company shall have a perpetual, paid-up, royalty free nonexclusive license to practice the Know-How in the Territory.

For consideration of the above, the Company shall pay, during the agreement period, the following royalties on net sales, as defined, of the product:  6% on cumulative net sales up to $999,999, 5% on cumulative sales from $1,000,000 to $1,999,999, 4% on cumulative net sales from $2,000,000 to $3,999,999 and 3% on cumulative net sales in excess of $4,000,000.  At December 31, 2010 and 2009, the Company's cumulative net sales for these products exceeded $4,000,000.  Royalties payable are included in accounts payable and accrued expenses on the accompanying balance sheet for the years ended December 31, 2010. The Company had approximately $75,000 of royalties payable for the year ended December 31, 2010.  The Company expensed approximately $314,000 in 2010, included in cost of revenue.

In March of 2009, the Company entered into a royalty agreement with an individual relating to their MacuTrition product (US Patent No. 12,042,854).  In consideration for the anticipated royalty payments, this individual assigned their rights to the patent to the Company on an exclusive basis.  The Company is obligated to pay the individual a royalty of 2.5% of net sales, as defined, on any product which is covered by a valid claim, as defined, within the patent.  The Company is also obligated to pay royalties, if any, as a result of sub licensing of the rights covered under this patent.  The Company incurred approximately $6,000 in royalties related to this agreement during 2010 which is included in selling, general and administrative expense in the accompanying statement of operations.

Advanced Vision Research, Inc.

Notes to Consolidated Financial Statements

Employee Agreements

In May of 2010, the Company entered into employment agreements with 12 key executives.  Among other things, these agreements provided for; assignment of inventions, non-competition severance payments, and an incentive bonus plan if the Company is sold.

License Agreements

On June 10, 2010, the Company terminated a license and a supply agreement with a third party.  In connection with this termination agreement, the Company released its rights to certain intellectual property and the third party agreed to pay the Company $125,000.  This agreement was recorded in selling, general and administrative expense.

8.           Rental Income

The Company leases office space to third party tenant as a tenant at will.  Rental income is $1,250 per quarter.  Rental income is included in rent expense and was $5,000 in 2010.  This third party also provides information technology services for the Company.  The third party is effectively responsible for maintaining all of the information technology systems.  The Company expensed approximately $256,000 in 2010, for these services included in general and administrative expense.

9.           Employee Retirement Plan

The Company maintains an employee retirement plan under which employees may defer a portion of their annual compensation, pursuant to Section 401(k) of the Internal Revenue Code.  The Company can make a discretionary contribution to the plan.  All employees are eligible to participate in the plan.  The Company also pays for the administration of the plan.  The Company did not make any contributions to the plan during the year ended December 31, 2010.

10.           Distributions

The Company generally makes distributions to its shareholders to fund the tax payments due as a result of the Company’s income being reported on their personal tax returns.  Distributions in excess of these tax obligations of approximately $507,000 were also made in 2010.

11.           Royalty Income

In 2008, the Company licensed, on an exclusive basis within the defined field, the use of doxycycline in an aqueous solution containing a non-antimicrobial concentration to a third party.  The agreement called for an upfront payment of $250,000 within ten days of the execution of the agreement (received in 2008) and an annual maintenance fee of $100,000 commencing on the second anniversary of the effective date of the agreement.  During the royalty term for a product, the third party shall pay to the Company royalties equal to 0.5% of net sales less than $50,000,000, 1% of net sales between $50,000,000 and $150,000,000, 1.5% of net sales between $150,000,000 and $300,000,000, and 2.0% of net sales greater than $300,000,000.  The third party shall also pay a one-time milestone of $500,000 upon the first commercial sale of a product in the territory.  The Company does not have any substantive continuing obligations to the licensor and as such determined it was appropriate to recognize the payments as income when due.  The Company received approximately $106,000 related to this agreement during 2010 which is included in royalty revenue in the accompanying statement of operations.

Advanced Vision Research, Inc.

Notes to Consolidated Financial Statements

12.           Fair Value Measurements

Fair Value of Financial Instruments

The Company’s financial instruments include cash, accounts receivable, accounts payable, other current liabilities, and debt. The fair value of the Company’s financial instruments approximates their carrying amounts due to the short-term nature of such instruments, or because they carry variable (market-based) interest rates.

Fair Value Hierarchy

The Company adopted FASB ASC 820 on January 1, 2008 for fair value measurements of financial assets and financial liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis.  FASB ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•
Level 3 inputs are unobservable inputs for the asset or liability. The Level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

As of December 31, 2010 and 2009, the Company had no assets or liabilities that are measured at fair value on a recurring basis.

13.           Income Taxes

The provision for state income taxes consists of the following:

December 31, 2010

Current	$12,350
Deferred	(32,240)

Income Tax (Benefit) Expense, net	$(19,890)

Advanced Vision Research, Inc.

Notes to Consolidated Financial Statements

Significant components of the Company’s deferred tax assets as of December 31, 2010 are shown below:

December 31, 2010

Deferred tax assets
Reserves for returns	$32,736
Deferred rent	(4,091)
Depreciation and amortization	1,185
Prepaid insurance	(2,594)
Interest	-
263A pool	1,530
Bad debt	1,941
Expenses capitalized for tax purposes	14,500
State operating losses	25,632
Vacation accrual	2,030

Deferred tax assets	72,869

Valuation allowance	(2,000)

Net Deferred Tax Assets	$70,869

Included in deferred taxes are net operating losses relating to a state totaling approximately $2,000.  Management has determined that it is more likely than not that the Company will not have sufficient income of an appropriate character within the carryforward period permitted by current law to allow for the utilization of certain of the deductible amounts generating the deferred tax asset and, therefore, a valuation allowance of $2,000 has been established.

The Company has net operating loss carryforwards for state tax purposes of approximately $701,000 which are available to offset future state taxable income.  The net operating loss carryforward begins to expire in the year 2014 and fully expire by 2030 unless utilized.

The loss from discontinued operations is net of a tax benefit of $0 for the year ended December 31, 2010.

Advanced Vision Research, Inc.

Notes to Consolidated Financial Statements

14.           Discontinued Operations

As a result of the decision to sell Nutridox, as discussed in Note 1, its operations have been classified as discontinued operations in the accompanying consolidated financial statements.

The following summarized financial information related to the business segment has been segregated from continuing operations and reported as discontinued operations.

December 31, 2010

Net revenue	$(110,263)
Net income (loss)	(174,082)

The following assets and liabilities relate to NutriDox and have segregated from the continuing assets and liabilities.

December 31, 2010

Inventory	$9,456

Assets of Discontinued Operations	$9,456

15.           Accrued Expenses

Accrued expenses consist of the following:

December 31, 2010

Manufacturers accrual	$227,494
Accrued promotion expenses	124,758
Other accruals	198,709
Broker fees	122,118
Accrued payroll	91,276
Royalties	75,128
Distribution payable	69,237

Total Accrued Expenses	$908,720

Advanced Vision Research, Inc.

Notes to Consolidated Financial Statements

16.           Supplemental Disclosures of Cash Flow Information

December 31, 2010

Cash paid during the year for
Interest to related party	$73,070
Income taxes (refunds)	$8,398

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